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                      March 31, 2021

       William Koppelmann
       Chief Executive Officer
       Standard Premium Finance Holdings, Inc.
       13590 SW 134th Avenue, Suite 214
       Miami, FL 33186

                                                        Re: Standard Premium
Finance Holdings, Inc.
                                                            Form 10
                                                            Filed January 19,
2021
                                                            File No. 000-56243

       Dear Mr. Koppelmann:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance